Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Second Quarter Results,
Affirms 2016 Operating EPS and Sales Outlook,
Declares Third Quarter Cash Dividend

COLUMBUS, Ga. – July 28, 2016 – Aflac Incorporated today reported its second quarter results.

Reflecting the stronger yen/dollar exchange rate, total revenues rose 2.8% to $5.4 billion during the second quarter of 2016, compared with $5.3 billion in the second quarter of 2015. Net earnings were $548 million, or $1.32 per diluted share, compared with $573 million, or $1.32 per share, a year ago.

Net earnings in the second quarter of 2016 included $13 million, or $.03 per diluted share, of after-tax net realized investment losses from securities transactions and impairments, compared with net after-tax gains of $60 million, or $.14 per diluted share, a year ago. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis, were $31 million in the quarter, or $.08 per diluted share. Realized after-tax net investment losses from other derivative and hedging activities in the quarter were $91 million, or $.22 per diluted share. In addition, net earnings included an after-tax loss of $24 million, or $.06 per diluted share, from other and nonrecurring items.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in the company’s investment portfolio as well as manage foreign exchange risk in certain notes payable and forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations. Due to the unpredictable and uncontrollable nature of these reconciling items, the company does not calculate a GAAP equivalent of its forward-looking operating earnings guidance.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions such as profit repatriation, settlements of reinsurance retrocessions, and the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency translation as a financial reporting issue rather than an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the second quarter of 2016 was 108.28, or 11.9% stronger than the average rate of 121.20 in the second quarter of 2015. For the first six months, the average exchange rate was 111.82, or 7.4% stronger than the rate of 120.14 a year ago. Aflac Japan’s growth rates in dollar terms for the second quarter and first six months were magnified as a result of the stronger yen/dollar exchange rate.

Operating earnings in the second quarter were $707 million, compared with $651 million in the second quarter of 2015. Operating earnings per diluted share in the quarter increased by 14.0% from a year ago to $1.71. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.09 for the second quarter. Excluding the impact from the stronger yen, operating earnings per diluted share increased 8.0%.

Results for the first six months of 2016 were also magnified by the stronger yen. Total revenues were up 3.6% to $10.9 billion, compared with $10.5 billion in the first half of 2015. Net earnings were $1.3 billion, or $3.06 per diluted share, compared with $1.2 billion, or $2.83 per diluted share, for the first six months of 2015. Operating earnings for the first half of 2016 were $1.4 billion, or $3.44 per diluted share, compared with $1.3 billion, or $3.04 per diluted share, in 2015. Excluding the positive impact of $.12 per share from the stronger yen, operating earnings per diluted share increased 9.2% for the first six months of 2016.

Total investments and cash at the end of June 2016 were $126.0 billion, compared with $114.3 billion at March 31, 2016.

In the second quarter, Aflac repurchased $400 million, or 5.9 million of its common shares. For the first half of the year, the company purchased $1.0 billion, or 16.0 million of its common shares. At the end of June, the company had 32.3 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $22.6 billion, or $54.98 per share, at June 30, 2016, compared with $20.0 billion, or $48.22 per share, at March 31, 2016. Shareholders’ equity at the end of the second quarter included a net unrealized gain on investment securities and derivatives of $6.4 billion, compared with a net unrealized gain of $4.7 billion at the end of March 2016. The annualized return on average shareholders’ equity in the second quarter was 10.3%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 18.0% for the second quarter of 2016, or 15.5%, excluding the impact of the yen on operating earnings.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income increased 1.8% in the second quarter. Net investment income decreased 5.4%. Investment income was suppressed by the stronger yen/dollar exchange rate in translating dollars to yen. Total revenues were up .7% in the second quarter. The pretax operating profit margin declined to 20.7% from 21.1% a year ago. The pretax operating earnings in yen decreased 1.0% on a reported basis and increased 3.0% on a currency-neutral basis. For the first half of the year, premium income in yen increased 1.0%, and net investment income fell 3.6%. Total revenues in yen were up .2%, and pretax operating earnings declined .9%.

Aflac Japan’s growth rates in dollar terms for the second quarter were magnified as a result of the significantly stronger yen/dollar exchange rate. Premium income increased 14.3% to $3.4 billion in the second quarter. Net investment income was up 6.1% to $642 million. Total revenues increased 12.9% to $4.1 billion. Pretax operating earnings increased 10.8% to $839 million. For the first six months, premium income was $6.6 billion, or 8.7% higher than a year ago. Net investment income increased 3.8% to $1.3 billion. Total revenues were up 7.9% to $7.9 billion. Pretax operating earnings were $1.7 billion, or 6.4% higher than a year ago.

In the second quarter, total new annualized premium sales decreased 1.1% to ¥30.3 billion, or $280 million. Third sector sales, which include cancer and medical products, increased 11.2% in the quarter. Total first sector sales, which include products such as WAYS and child endowment, decreased 24.7% in the quarter.

For the first six months of the year, new annualized premium sales were up 6.7% to ¥61.4 billion, or $551 million. Third sector sales increased 6.4% in the first half of the year.

AFLAC U.S.

Aflac U.S. premium income increased 2.2% to $1.4 billion in the second quarter. Net investment income was up 4.4% to $176 million. Total revenues increased 2.5% to $1.5 billion. The pretax operating profit margin was 19.0%, compared with 19.5% a year ago. Pretax operating earnings were $291 million, a decrease of .3% for the quarter. For the first six months, total revenues were up 2.4% to $3.1 billion and premium income rose 2.2% to $2.7 billion. Net investment income increased 4.7% to $350 million. Pretax operating earnings were $623 million, 8.0% higher than a year ago.

Aflac U.S. total new annualized premium sales increased 1.0% in the quarter to $347 million. For the first half of the year, total new sales were up 2.3% to $675 million.

DIVIDEND

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.41 per share is payable on September 1, 2016 to shareholders of record at the close of business on August 24, 2016.

OUTLOOK

Commenting on the company’s second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “I am pleased that our second quarter financial results in both Japan and the United States reflected solid performance and advanced our progress toward achieving the company’s objectives for 2016.

“In Japan, sales of our third sector products were particularly noteworthy, increasing 11.2% for the quarter. Recognizing the negative interest rate environment in Japan, we are encouraged that the actions we’ve been taking throughout the second quarter to limit sales of our first sector products are gaining traction, as first sector products sales decreased 24.7% in the quarter. As we continue to implement additional measures, we anticipate a sharp decline of at least 50% in first sector sales for the second half of the year. For the full year 2016, we continue to anticipate third sector sales will be in the range of down 3% to up 2%. I would reiterate that long-term, we continue to believe the compound annual growth rate for third sector sales will be in the range of 4% to 6%.

“From a financial perspective, Aflac U.S. also generated solid performance in the second quarter and for the first half of the year. Additionally, keep in mind that while sales in the second quarter were below our expectations, we anticipate the achievement of our annual U.S. sales target will be increasingly reliant on fourth quarter production. We continue to concentrate our efforts on increasing Aflac U.S. sales 3% to 5% for the year.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders. We believe our capital strength positions us to repatriate in the range of ¥120 to ¥150 billion for the calendar year 2016. This reinforces our plan to repurchase about $1.4 billion of our common stock in 2016, with the majority having been front-end loaded in the first half of the year.

“In the second half of the year, as we continue to focus on initiatives designed to drive future growth, our expectation is to increase spending, particularly related to promotional and IT expenditures. I want to reiterate that our annual objective is to produce operating earnings per diluted share of $6.17 to $6.41, assuming the 2015 average exchange rate of 120.99 yen to the dollar. If the yen averages ¥100 to ¥110 to the dollar for the third quarter, we would expect operating earnings, a non-GAAP measure, to be approximately $1.58 to $1.86 per diluted share in the third quarter. I would remind you that the low interest rate environment continues to be challenging for investments, especially with negative interest rates in Japan, making it difficult to invest cash flows at attractive yields while maintaining a prudent risk tolerance. We are well-positioned in the two best insurance markets in the world and are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For 10 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2016, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 18th consecutive year and included Aflac on its list of Most Admired Companies for the 15th time, ranking the company No. 1 in innovation for the insurance, life and health category for the second consecutive year. In 2015, Aflac’s contact centers were recognized by J.D. Power by providing “An Outstanding Customer Service Experience” for the Live Phone Channel. Aflac Incorporated is a Fortune 500 company listed on the

New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Friday, July 29, 2016.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2016	2015	% Change
Total revenues	$5,437	$5,287	2.8%
Benefits and claims	3,254	2,937	10.8
Total acquisition and operating expenses	1,349	1,476	(8.5)
Earnings before income taxes	834	874	(4.7)
Income taxes	286	301
Net earnings	$548	$573	(4.3)%
Net earnings per share – basic	$1.33	$1.33	—
Net earnings per share – diluted	1.32	1.32	—
Shares used to compute earnings per share (000):
Basic	411,853	431,672	(4.6)%
Diluted	414,326	434,257	(4.6)
Dividends paid per share	$.41	$.39	5.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2016	2015	% Change
Total revenues	$10,888	$10,513	3.6%
Benefits and claims	6,279	5,889	6.6
Total acquisition and operating expenses	2,658	2,737	(2.9)
Earnings before income taxes	1,951	1,887	3.4
Income taxes	672	651
Net earnings	$1,279	$1,236	3.5%
Net earnings per share – basic	$3.08	$2.84	8.5%
Net earnings per share – diluted	3.06	2.83	8.1
Shares used to compute earnings per share (000):
Basic	415,301	434,473	(4.4)%
Diluted	417,623	437,077	(4.5)
Dividends paid per share	$.82	$.78	5.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2016	2015	% Change
Assets:
Total investments and cash	$125,983	$103,280	22.0%
Deferred policy acquisition costs	9,552	8,278	15.4
Other assets	5,752	3,981	44.5
Total assets	$141,287	$115,539	22.3%
Liabilities and shareholders’ equity:
Policy liabilities	$103,066	$84,581	21.9%
Notes payable	5,009	5,383	(6.9)
Other liabilities	10,662	8,557	24.6
Shareholders’ equity	22,550	17,018	32.5
Total liabilities and shareholders’ equity	$141,287	$115,539	22.3%
Shares outstanding at end of period (000)	410,115	430,617	(4.8)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2016	2015	% Change
Operating earnings	$707	$651	8.6%
Reconciling items, net of tax:*
Realized investment gains (losses):
Securities transactions and impairments	(13)	60
Hedge costs related to foreign currency investments	(31)	(12)
Impact of other derivative/hedging activities	(91)	20
Other and non-recurring income (loss)	(24)	(146)
Net earnings	$548	$573	(4.3)%

Operating earnings per diluted share	$1.71	$1.50	14.0%
Reconciling items, net of tax:*
Realized investment gains (losses):
Securities transactions and impairments	(.03)	.14
Hedge costs related to foreign currency investments	(.08)	(.03)
Impact of other derivative/hedging activities	(.22)	.05
Other and non-recurring income (loss)	(.06)	(.34)
Net earnings per diluted share	$1.32	$1.32	—

* Reconciling items are calculated net of a 35% tax rate.

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2016	2015	% Change
Operating earnings	$1,433	$1,329	7.8%
Reconciling items, net of tax:*
Realized investment gains (losses):
Securities transactions and impairments	37	100
Hedge costs related to foreign currency investments	(60)	(21)
Impact of other derivative/hedging activities	(79)	(14)
Other and non-recurring income (loss)	(52)	(158)
Net earnings	$1,279	$1,236	3.5%

Operating earnings per diluted share	$3.44	$3.04	13.2%
Reconciling items, net of tax:*
Realized investment gains (losses):
Securities transactions and impairments	.08	.23
Hedge costs related to foreign currency investments	(.14)	(.05)
Impact of other derivative/hedging activities	(.19)	(.03)
Other and non-recurring income (loss)	(.13)	(.36)
Net earnings per diluted share	$3.06	$2.83	8.1%

* Reconciling items are calculated net of a 35% tax rate.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2016	Including Currency Changes	Excluding Currency Changes[2]
Premium income	10.5%	2.0%
Net investment income	5.9	1.2
Total benefits and expenses	9.6	1.1
Operating earnings	8.6	3.1
Operating earnings per diluted share	14.0	8.0

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2016	Including Currency Changes	Excluding Currency Changes[2]
Premium income	7.2%	1.8%
Net investment income	4.1	1.2
Total benefits and expenses	5.9	.6
Operating earnings	7.8	4.2
Operating earnings per diluted share	13.2	9.2

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

	2016 OPERATING EARNINGS PER SHARE[1] SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2015			Yen Impact
100	$6.85	-	7.09	11.2	-	15.1%	$.68
105	6.66	-	6.90	8.1	-	12.0	.49
110	6.49	-	6.73	5.4	-	9.3	.32
115	6.34	-	6.58	2.9	-	6.8	.17
120.99[2]	6.17	-	6.41	.2	-	4.1	—
125	6.07	-	6.31	(1.5)	-	2.4	(.10)

1 A non-GAAP measure
2 Actual 2015 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant interest rate risk; concentration of business in Japan; limited availability of acceptable yen-denominated investments; failure to comply with restrictions on patient privacy and information security; foreign currency fluctuations in the yen/dollar exchange rate; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; ability to continue to develop and implement improvements in information technology systems; concentration of our investments in any particular single-issuer or sector; decline in creditworthiness of other financial institutions; ability to attract and retain qualified sales associates and employees; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; credit and other risks associated with Aflac's investment in perpetual securities; decreases in our financial strength or debt ratings; inherent limitations to risk management policies and procedures; extensive regulation and changes in law or regulation by governmental authorities; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; ability to effectively manage key executive succession; level and outcome of litigation; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; ongoing changes in our industry; loss of consumer trust resulting from events external to our operations; failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact – Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com